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                                                                    EXHIBIT 8.2

                  [Letterhead of Gibson, Dunn & Crutcher LLP]

                               February 8, 2002

(212) 351-4000
                                                                    43324-00011

IWO Holdings, Inc.
52 Corporate Circle
Albany, New York 12203

Ladies and Gentlemen:

   We have acted as counsel to IWO Holdings, Inc., a Delaware corporation (the "Company"), in connection with the proposed merger (the "Merger") of Northeast Unwired Inc., a Delaware corporation (the "Merger Sub") and wholly-owned subsidiary of Louisiana Unwired, LLC, a Louisiana limited liability company that is a wholly-owned subsidiary of US Unwired Inc., a Louisiana corporation (the "Parent") with and into the Company.

   In formulating our opinion, we have reviewed such documents as we deemed necessary or appropriate, including (i) the Agreement and Plan of Merger, dated as of December 19, 2001, by and among Parent, Merger Sub, and the Company (the "Merger Agreement") and (ii) the Registration Statement of Parent on Form S-4 that was filed with the U.S. Securities and Exchange Commission (the "Commission") on February 1, 2002, pursuant to the Securities Act of 1933 (the "Registration Statement") including the Prospectus of Parent that is contained therein.

   Our opinion set forth below assumes (i) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and the Registration Statement; (ii) that the Merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement and the Registration Statement; and (iii) the accuracy of (a) the representations made to us by Parent, which are set forth in a Certificate dated February 7, 2002, and (b) the representations made to us by the Company, which are set forth in a Certificate dated February 7, 2002.

   Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions, and limitations herein contained, we are of the opinion that the disclosure of the material federal income tax consequences of the Merger to Company stockholders in the Registration Statement under the heading "Material United States Federal Income Tax Consequences" is correct in all material respects, subject to the limitations set forth therein.

   Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable law or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions, and representations on which we relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention.

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IWO Holdings, Inc.
February 8, 2002

   This opinion has been furnished to you solely in connection with the transaction described herein and may not be relied upon by any other person or by you for any other purpose without our specific, prior, written consent. We consent to the use of our name under the heading "Material United States Federal Income Tax Consequences of the Merger" in the Registration Statement. We hereby consent to the filing of this opinion with the Commission as Exhibit
8.2 to the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                                          Very truly yours,


                                          /s/ GIBSON, DUNN & CRUTCHER LLP